Exhibit 10.11

Confidential and Proprietary

March 15, 2016

Ms. Laura A. Francis

[Address intentionally omitted.]

Re:	Severance

Dear Laura:

This letter contains terms and conditions pertaining to separation payments and benefits that SI-BONE, Inc. (“the Company”) is offering to you.

1.	Benefits upon Separation from Employment - No Change in Control. In the event that the Company terminates your employment for any reason other than for Cause (as defined below), the Company will tender to you the following benefits (collectively, the “Severance Benefits”) within sixty (60) calendar days of the termination date:

a.	A lump-sum payment equal to three (3) months of your then-current base salary; and

b.	A lump-sum payment in the amount of $5,700.00

2.	Benefits upon Separation from Employment Prior to or Following a Change in Control. Notwithstanding the foregoing, in the event the Company terminates your employment for any reason other than for Cause or if you resign your employment for Good Reason either three (3) months prior to or twelve (12) months following the consummation of a Change in Control, the Company will tender to you the following benefits (collectively, “the Change in Control Severance Benefits”) within sixty (60) calendar days of the termination date:

a.	A lump-sum payment equal to six (6) months of your then-current base salary;

b.	A lump-sum payment in the amount of $11,300.00;

c.	Accelerated vesting of any unvested Company stock options such that 100% of your unvested option shares shall vest as of your termination date; and

d.	A lump-sum equal to your target annual bonus, prorated for partial months of service prior to your separation date.

3.	Definitions. The following definitions apply to this letter agreement:

a.	Change of Control: (i) the consummation of a merger or consolidation of the Company with or into another entity; or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

b.	Cause: (1) acts or omissions constituting gross negligence, recklessness or willful misconduct on your part with respect to your obligations or otherwise relating to Company business; (ii) your material breach of this agreement or the Company’s Proprietary Information and Inventions Agreement; (iii) your conviction of, entry of or a plea of nolo contendere to fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (iv) your willful neglect of duties as determined in the sole and exclusive discretion of the Company’s Chief Executive Officer or Board of Directors; (v) your failure to perform the essential functions of your position, with or without a reasonable accommodation, due to a mental or physical disability; or (vi) your death.

c.	Good Reason: the occurrence of one or more of the following without your express written consent: (i) a reduction in your base salary by more than 10%; (ii) a material diminution of your authority, duties or responsibilities; or (iii) relocation of your principal workplace by more than thirty (30) miles. A condition shall not be considered “Good Reason” unless you give the Company written notice of such condition within ninety (90) days after such condition comes into existence and the Company fails to remedy such condition within thirty (30) days after receiving your written notice.

4.

Contingencies for Receipt of Separation Payment(s). Your receipt of the Severance Benefits or the Change in Control Severance Benefits will be contingent upon the following: (a) your return of all Company property in your possession; (b) if applicable, your resignation from your position as a member of the Company’s Board of Directors and the Board of Directors of any Company subsidiary; (c) your continued adherence to the terms and conditions of the Proprietary Information and Inventions Agreement between you and the Company, including without limitation the ongoing obligations following the termination of your employment set forth in that agreement; and (d) your execution and non-revocation of a standard form release of claims against the Company in a form proscribed by the Company.

5.	Tax Matters.

a.	Withholding. All benefits referred to in this letter agreement will be subject to applicable tax withholding and deductions.

b.	IRC Section 280G Payments. In the event that the Severance Benefits and/or the Change in Control Severance Benefits constitute an “excess parachute payment” under the Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefits and/or Change in Control Severance Benefits shall be reduced to the maximum amount that does not trigger the excise tax provisions of the Code unless, in the Company’s determination, you would receive greater post-tax payments and benefits in the absence of such reduction.

c.	Section 409A. If the Company determines that you are a “specified employee” under Section 409(a)(2)(B)(i) of the Code as such definition shall apply as of your termination date, then, to the extent that any portion of the Severance Benefits and/or Change in Control Severance Benefits are subject to Section 409A of the Code, those payments shall be tendered to you (or your estate) on the first business day following the earlier of: (i) six (6) months following your separation date; or (ii) the date of your death.

d.	No Tax Advice. Notwithstanding the foregoing, by your signature below you agree and acknowledge that the Company does not have a duty to tender to you tax advice and has no duty to design compensation policies to minimize your tax liabilities.

6.	At-Will Employment. Your employment with the Company remains at-will, which means that either you or the Company may end your employment at any time, with or without reason, notice, or cause.

7.

Miscellaneous. This letter agreement expressly supersedes and replaces any prior agreements, representations or understandings, written or oral or express or implied, between you and the Company as to the subject matter herein, including without limitation the Offer Letter dated April 27, 2015 and the Severance Letter dated November 24, 2015. This agreement will be construed and interpreted in accordance with the laws of the State of California. This letter agreement may only be modified or amended in a writing signed by both you and a duly-authorized Company officer or member of the Board of Directors. This agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and will inure to the benefit of both you and the Company, and your/its heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this agreement and the provision in question will be modified to be rendered enforceable.

To signify your acceptance of these terms and conditions, please sign and return a copy of this letter agreement to me on or before March 22, 2016.

Sincerely,

SI-BONE, Inc

/s/ A. Eleftheriadis

Agape Eleftheriadis
Director, Human Resources

ACCEPTED AND AGREED TO:

/s/ Laura A. Francis
Laura A. Francis

Date Signed: 3/16/16

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